EXHIBIT 4.6

GPL Ventures, LLC 450 7th Ave. 609

New York, NY 10123

Maptelligent Inc.

6/12/2023

Re:	Surrender of Unconverted Convertible Notes

Dear Maptelligent Inc.,

As you know, GPL Ventures was the holder of the following convertible notes in Maptelligent Inc.:

Convertible Promissory Note(s) dated 09/09/17 01/05/18 11/23/20 02/12/21 03/29/21.

On May 2, 2023, a judgment was entered against GPL Ventures and other GPL parties in a case captioned SEC v. GPL Ventures et al., 21 Civ. 6814 (S.D.N.Y.). The judgment requires GPL Ventures to surrender to the respective issuers all unconverted convertible notes in their entirety associated with certain issuers identified in an appendix to the judgment.

Pursuant to the judgment, GPL Ventures hereby surrenders to Maptelligent Inc. the above-referenced unconverted convertible notes in their entirety and any other unconverted convertible notes in Maptelligent Inc. that GPL Ventures may hold.

Sincerely,

GPL Ventures LLC
/s/ Alexander Dillon
By: Alexander Dillon, Managing Member